Exhibit 10.34

SHARE ACQUISITION AND EXCHANGE AGREEMENT

Dated December 19, 2014

by and among

Social Reality, Inc.

Five Delta, Inc.

the Stockholders of Five Delta, Inc.

and

Pearlman Schneider LLP as Escrow Agent

5.	REPRESENTATIONS AND WARRANTIES OF SOCIAL REALITY	22

5.1	Power and Authority of Social Reality	22
5.2	Consents and Approvals	23
5.3	Litigation; Complaints; Government Inquiries	23
5.4	Financial Statements	24
5.5	Compliance with Laws	24
5.6	No Adverse Changes	24
5.7	Exchange Act Reports	24
5.8	Trading	24

6.	COVENANTS; ADDITIONAL AGREEMENTS	25

6.1	Affirmative Covenants	25
6.2	Negative Covenants of Five Delta	25
6.3	Access and Information	26
6.4	Confidential Information	26
6.5	Additional Covenants of Social Reality, Five Delta and the Stockholders	27

7.	CLOSING CONDITIONS	27

7.1	Conditions to the Obligations of the Stockholders to Close	27
7.2	Conditions to Social Reality's Obligation to Close	27

8.	TERMINATION	28

8.1	Termination	28
8.2	Effect of Termination	28

9.	RIGHT OF FIRST REFUSAL	29

9.1	Right of First Refusal	29
9.2	BFO Notice; Procedures to be Followed	29
9.3	Closing	30
9.4	Transfer Void; Equitable Relief	29
9.5	Exempted Transfers	30
9.6	Prohibited Transfers	31

10.	NON-COMPETITION; NON-SOLICITATION	31

11.	NOTICES	32

12.	MISCELLANEOUS	32

12.1	Entire Agreement	32
12.2	Waiver	32
12.3	Amendment	32
12.4	Construction	32
12.5	Assignment	33
12.6	Costs and Expenses	33
12.7	Non-Impairment of Rights	33
12.8	Counterparts	33
12.9	Governing Law	33

SCHEDULES

3.3

Five Delta Derivative Securities

3.6

Five Delta Intellectual Property Rights

3.8

Five Delta Real Property

3.10

Five Delta Employee Benefits

3.11

Five Delta Tax Matters

3.12

Five Delta Financial Statements

3.13

Five Delta Contracts

3.14

Five Delta Compliance with Laws

3.15

Five Delta Adverse Changes

10.10

Exemption from Competitive Activities

SHARE ACQUISITION AND EXCHANGE AGREEMENT

This Share Acquisition and Exchange Agreement (“Agreement”) dated December 19, 2014, is between and among Social Reality, Inc. ("Social Reality”), a corporation organized under the laws of the State of Delaware, having an office for the transaction of business at 456 Seaton Street, Los Angeles, CA 90013, Five Delta, Inc., (“Five Delta”), a corporation organized under the laws of the State of Delaware, having an office for the transaction of business at 3100 Donald Douglas Loop North, Hangar #7, Santa Monica, CA  90405, the stockholders of Five Delta listed on the signature page and Exhibit A hereto, constituting all of the stockholders of Five Delta (collectively, the “Stockholders” and individually a “Stockholder”), each having an address set forth on Exhibit A hereto, and Pearlman Schneider LLP, a limited liability partnership organized under the laws of the State of Florida, and having an office for the transaction of business at 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, FL  33431 (the “Escrow Agent”).

WHEREAS, the Stockholders own all of the issued and outstanding shares of Five Delta (“Five Delta Shares”); and

WHEREAS, Social Reality desires to acquire from the Stockholders, and the Stockholders desire to sell to Social Reality, all of the Five Delta Shares in exchange (the “Exchange”) for the issuance by Social Reality of an aggregate of Six Hundred Thousand (600,000) shares (the “Social Reality Shares”) of the Social Reality Class A common stock, par value $0.001 per share (the “Social Reality Common Stock”), making Five Delta a wholly-owned subsidiary of Social Reality, on the terms and conditions set forth below;

WHEREAS, certain of the Social Reality Shares shall be subject to escrow and subject to forfeiture pending the certain conditions as hereinafter set forth; and

WHEREAS, it is the intention of the parties hereto that: (i) the Exchange shall qualify as a transaction exempt from registration or qualification under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Exchange shall qualify as a “tax-free” transaction within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing, and the mutual terms, covenants and conditions herein below set forth, the parties agree, as follows:

1.

DEFINITIONS AND INTERPRETATION

1.1

Definitions.  In this Agreement:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

"Balance Sheet Date" means September 30, 2014;

“Business” means the use of the Facebook API platform by Five Delta to programmatically create and control marketing campaigns.

“Closing Shares” means an aggregate of Three Hundred Thousand (300,000) Social Reality Shares to be issued to the Stockholders in the amounts set forth opposite their respective names on Exhibit A hereto;

"Commission" means the United States Securities and Exchange Commission;

“Escrow Shares” means an aggregate of Three Hundred Thousand (300,000) Social Reality Shares to be issued to the Stockholders in the amounts set forth opposite their respective names on Exhibit A hereto and deposited into escrow with the Escrow Agent at Closing pending the satisfaction of the Post-Closing Conditions;

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"Five Delta Financial Statements" means the unaudited financial statements for the years ended December 31, 2013 and 2013, the Balance Sheet and the unaudited income statement for the nine months ended September 30, 2014;

“GAAP” means U.S. generally accepted accounting principles consistently applied.

"Governmental Entity" means any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign;

“Gross Profit Post-Closing Condition” means after the Closing Date Five Delta shall report a gross profit calculated in accordance with GAAP for one (1) fiscal quarter;

"Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not;

"Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Income Tax, including any schedule or attachment thereto, and including any amendment thereof;

"Intellectual Property Right" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, URL's, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium);

"Liability" or "Liabilities" mean any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto;

"Lien" means any right which (a) shall entitle any Person to terminate, amend, accelerate or cancel any agreement, option, license or other instrument to which Social Reality, Five Delta or any Stockholder is a party by reason of the occurrence of (i) a violation, breach or default thereunder by Social Reality, Five Delta or any Stockholder, as the case may be; or (ii) an event which with or without notice or lapse of time or both would become a default thereunder; or (b) if exercised by the holder thereof, will (i) entitle such Person to accelerate the performance of any obligations or the payment of any sums owed by Social Reality, Five Delta or any Stockholder, as the case may be, under any agreement, option, license or other instrument, or (ii) result in any loss of any benefit under, or the creation of any pledges, claims, equities, options, liens, charges, call rights, rights of first refusal, "tag" or "drag" along rights, encumbrances and security interests of any kind or nature whatsoever on any of the property or assets of Social Reality, Five Delta or any Stockholder;

"Material Adverse Effect" means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Social Reality, Five Delta or any Stockholder, as the case may be, taken as a whole, or on the ability of any Party to consummate timely the transactions contemplated hereby;

"Person" means a natural person, company, corporation, partnership, association, trust or any unincorporated organization;

“PMD Post-Closing Condition” means after the Closing Date Social Reality shall have received preferred marketing developer (PMD) status from Facebook, Inc.;

“Post-Closing Conditions” means the Gross Profit Post-Closing Condition and the PMD Post-Closing Condition;

"Rule 144" means Rule 144 promulgated by the Commission under the Securities Act;

"Social Reality Reports" has the meaning attributed to such term in Section 5.10.1;

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary;

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;

"Taxation Authority" means any federal, state, local or foreign governmental agency, department or other entity which is authorized by applicable law to assess and collect Taxes;

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Termination Date” shall have the same meaning as in the Employment Agreement to be entered into between Social Reality and Suchter at Closing in accordance with the provisions of Section 7.2.8 hereof; and

"Treas. Reg." means the regulations promulgated by the United States Department of the Treasury under the Code, as amended.

1.2

Interpretation.

1.2.1

As used in this Agreement, unless the context clearly indicates otherwise:

(a)

words used in the singular include the plural and words in the plural include the singular;

(b)

reference to any Person includes such person's successors and assigns, but only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)

reference to any gender includes the other gender;

(d)

whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or "but not limited to" or words of similar import;

(e)

reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition;

(f)

the words "herein," "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g)

reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h)

reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability, and reference to any particular provision of any law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified;

(i)

relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including"; and

(j)

the titles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

1.2.2

This Agreement was negotiated by the parties with the benefit of legal representation, and no rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall apply to any construction or interpretation hereof. This Agreement shall be interpreted and construed to the maximum extent possible so as to uphold the enforceability of each of the terms and provisions hereof, it being understood and acknowledged that this Agreement was entered into by the parties after substantial negotiations and with full awareness by the parties of the terms and provisions hereof and the consequences thereof.

1.2.3

Where a statement in this Agreement is qualified by the expression "to the best of Social Reality’s knowledge," "to the best of Five Delta’s knowledge," "to the best of the Stockholder’s knowledge,” "so far as Social Reality is aware," "so far as Five Delta is aware" or "so far as the Stockholder is aware" or any similar expression shall be deemed to include Social Reality’s, Five Delta’s or the Stockholder’s actual knowledge and what Social Reality, Five Delta or the Stockholder should have known after due and careful inquiry of, in the case of Social Reality and Five Delta, the President, the members of the Board of Directors and any relevant person(s) involved in the management of the business of Social Reality and Five Delta.

2.

ACQUISITION OF FIVE DELTA BY SOCIAL REALITY; CLOSING; ESCROW SHARES

2.1

Exchange of the Five Delta Shares for the Social Reality Shares. On the Closing Date, the Stockholders shall exchange, transfer and assign all of the Five Delta Shares to Social Reality, and Social Reality shall issue and deliver to the Stockholders the Social Reality Shares in the amounts to each Stockholder as set forth in Exhibit A hereto, subject to the conditions of this Agreement.

2.2

Closing. Closing of the Exchange (“Closing”) shall take place at the offices of Social Reality. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. The Closing shall occur on the first business day following the satisfaction of the closing conditions described in Section 7 herein (the “Closing Date”) or at such other place, and on such other date, as the Parties may agree in writing.

2.3

Stockholders’ and Five Delta Closing Deliveries. At or prior to the Closing, the Stockholders and or Five Delta shall deliver to Social Reality the following:

(a)

incorporation or formation documents and amendments thereto, certificate of good standing in Five Delta’s jurisdiction of incorporation;

(b)

all applicable schedules hereto;

(c)

all minutes and resolutions of board of director and stockholder meetings in possession of Five Delta;

(d)

all financial statements and tax returns in possession of the Company;

(e)

copies of board, and if applicable, stockholder resolutions approving this transaction and authorizing the issuances of the shares hereto; and

(f)

any other document reasonably requested by Social Reality that it deems necessary for the consummation of this transaction.

2.4

Social Reality's Closing Deliveries. At or prior to the Closing, Social Reality shall deliver to the Stockholders the following:

(a)

all applicable schedules hereto; and

(b)

certificates representing Closing Shares and the Escrow Shares issued in the denominations as set forth opposite the respective names of the Stockholders as set forth on Exhibit A on the Closing Date, duly authorized, validly issued, fully paid for and non-assessable. The certificates representing the Closing Shares and the Escrow Shares will bear the following or similar legends:

“The sale, gift, hypothecation or other transfer or disposition of the shares of Social Reality, Inc. Class A common stock represented by this certificate are restricted by the terms of the Share Acquisition and Exchange Agreement dated December 19, 2014 by and between the holder and Social Reality, Inc., a copy of which is on file at the principal executive offices of Social Reality, Inc.”

2.5

Escrow Shares.

(a)

At Closing, Mr. Brock Pierce (“Pierce”) and Mr. Dustin Suchter (“Suchter”), two of the Stockholders (collectively, the “Escrow Stockholders”), shall deposit with the Escrow Agent (the “Escrow Account”) certificates representing the Escrow Shares in the amounts set forth on Exhibit A.  This Agreement and the escrow created hereunder shall not become effective unless and until the certificates representing the Escrow Shares has been deposited with the Escrow Agent. During the pendency of the Escrow Account, the Escrow Agent shall hold and keep such certificates representing the Escrow Shares in its possession and such shares shall not be sold, assigned, transferred, pledged, or otherwise hypothecated by it during the term of the Escrow Account.

(b)

The Escrow Agent shall disburse the Escrow Shares, as follows:

(i)

At such time as the Gross Profit Post-Closing Condition has been satisfied in full, on or before the second annual anniversary of the Closing, Social Reality and the Escrow Stockholders shall provide the Escrow Agent with written notice thereof, signed by Social Reality and the Escrow Stockholders, upon receipt of same the Escrow Agent shall immediately deliver the one-half of the Escrow Shares to the Escrow Stockholders in the amounts set forth on Exhibit A; and

(ii)

At such time as the PMD Post-Closing Condition has been satisfied in full, on or before the second annual anniversary of the Closing, Social Reality and the Escrow Stockholders shall provided the Escrow Agent with written notice thereof, signed by Social Reality and the Escrow Stockholders, upon receipt of same the Escrow Agent shall immediately deliver the one-half of the Escrow Shares to the Escrow Stockholders in the amounts set forth on Exhibit A; or

(ii)

If the either the Gross Profit Post-Closing Conditions and/or the PMD Post-Closing Condition have not been met prior the second annual anniversary of the Closing, Social Reality and the Escrow Stockholders shall provide the Escrow Agent with written notice thereof, signed by Social Reality and the Escrow Stockholders.  In such event, the Escrow Stockholders shall forfeit any interests in the Escrow Shares which have not previously been released in accordance with this Section 2.5(b), the Escrow Agent shall release the all or any remaining portion of the Escrow Shares to Social Reality and such shares shall be cancelled and returned to the status of authorized but unissued shares of Social Reality Common Stock.

Upon disbursement of the Escrow Shares as set forth in this Section 2.5(b), the Escrow Account shall terminate.

(c)

So long as the Escrow Shares remain in the Escrow Account, each of Suchter and Pierce hereby irrevocably appoint Christopher Miglino, Chief Executive Officer of Social Reality, as his attorney-in-fact and proxy, with full power of substitution, for and in his name, place and stead, to attend all meetings of stockholders of Social Reality, regular or special, whenever and wherever held, and any and all adjournments thereof, and thereat to vote the number of Escrow Shares set forth on Exhibit A which he would be entitled to vote if personally present at said meetings, or any and all adjournments thereof for all purposes; or to express consent or dissent to corporate action in writing without a meeting in accordance with the laws of the State of Delaware for all matters relating to Social Reality, all as fully and to the same effect as he might or could do if personally present at said meetings or at such adjournment or adjournments thereof or signed such writing; each of Suchter and Pierce hereby ratifying and confirming all that said attorney and proxy may lawfully do or cause to be done by virtue thereof.

(d)

At any time, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in any court it deems appropriate, to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, nonappealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered.  During the pendency of any such action, the Escrow Agent may suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be).  The Escrow Agent shall have no liability to the parties hereto or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Account or any delay in or with respect to any other action required or requested of Escrow Agent.

(e)

The acceptance by the Escrow Agent of its duties as such under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent:

(i)

The Escrow Agent shall not be liable for any error in judgment or mistake of law or fact, or for any action taken or omitted to be taken by it, or any action suffered by it to be taken or omitted by it, in good faith and in the exercise of its own best judgment.  The Escrow Agent shall not be liable for any delay in delivering Escrow Shares as required hereby, absent its own gross negligence or willful misconduct;

(ii)

The Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent other than itself), statement, instrument, report or other paper or document (not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons;

(iii)

The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by Social Reality, Five Delta and the Stockholders and, if the duties or rights of the Escrow Agent are affected by any such modification of or waiver under this Agreement, unless the Escrow Agent shall have given its prior written consent thereto;

(iv)

The Escrow Agent acts hereunder as a depositary only, and shall not be responsible for the sufficiency or accuracy, the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property paid or delivered by the Escrow Agent pursuant to the provisions hereof.  The Escrow Agent shall be entitled to rely upon the notices to be provided to it pursuant to Section 2.5(b) hereof and shall have no responsibility to independently ascertain if the Post-Closing Conditions have or have not been satisfied;

(v)

The Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from Social Reality, Five Delta and the Stockholders, that a fact or an event by reason of which an action would or might be taken by the Escrow Agent does not exist or has not occurred, without incurring liability for any action taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption;

(vi)

The Escrow Agent shall be indemnified and held harmless by Social Reality, Five Delta and the Stockholders, and each of their respective officers, directors, stockholders, employees, agents and Affiliates, upon demand by the Escrow Agent, from and against any claims, demands, losses, damages, liabilities, costs and expenses, including counsel fees and disbursements, (collectively, “Damages”) suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way directly or indirectly arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, the monies or other property held by it hereunder or any such Damages.  Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall, if a claim in respect thereof shall be made against the other parties hereto, notify such parties thereof in writing; but the failure by the Escrow Agent to give such notice shall not relieve any party from any liability which such party may have to the Escrow Agent hereunder, except to the extent of actual prejudice demonstrated by such party.  The obligations of Social Reality, Five Delta and the Stockholders under this Section 2.5(e)(vi) shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent;

(vii)

From time to time on and after the date hereof, the parties shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder;

(viii)

The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by its giving the other parties hereto prior written notice of at least seven (7) business days.  As soon as practicable after its resignation, the Escrow Agent shall turn over to a successor escrow agent appointed by the other parties hereto, jointly, all of the Escrow Shares held hereunder upon presentation of the document appointing the new escrow agent and its acceptance thereof.  If no new escrow agent is so appointed within the seven (7) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it deems appropriate;

(ix)

The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel, other than itself;

(x)

The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Shares, without determination by the Escrow Agent of such court’s jurisdiction in the matter.  If any portion of the Escrow Shares is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it (other than itself) is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated; and

(xi)

The parties acknowledge that the Escrow Agent has acted as counsel to Social Reality in various matters, including in connection with the Exchange contemplated by this Agreement, and has prepared this Agreement, and may continue to act as counsel to Social Reality during and following the term of this Agreement.  All parties to this Agreement waive any conflicts that exist or may arise by reason of such representation; provided, however, that the Escrow Agent shall ensure that the Escrow Shares are under the sole control of the Escrow Agent.

(f)

The fees of the Escrow Agent shall be paid by Social Reality.  The obligations under this Section 2.5 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

3.

REPRESENTATIONS AND WARRANTIES OF FIVE DELTA

Five Delta hereby warrants and represents to Social Reality, as of the date of this Agreement and with the same force and effect on the Closing Date as if then made, as follows:

3.1

Power and Authority. Five Delta is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. Five Delta is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and/or foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed. Five Delta has all requisite corporate power and authority to execute and deliver this Agreement and each instrument to be executed and delivered by Five Delta in connection with the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by Five Delta prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation by Five Delta of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Five Delta, and no other corporate proceedings on the part of Five Delta are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by Five Delta, and, assuming this Agreement has been duly executed by Social Reality, this Agreement constitutes a valid and binding agreement of Five Delta, enforceable against Five Delta in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

3.2

Consents and Approvals. The execution and performance of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) conflict with or violate the Amended and Restated Certificate of Incorporation and Bylaws of Five Delta, (b) conflict with or violate any statute, ordinance, rule, regulation, judgment, order, writ, injunction, decree or law applicable to Five Delta, or by which either Five Delta or its properties or assets may be bound or affected, or (c) result in a violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, any contract, agreement or arrangement to which Five Delta is a party, or the creation of Liens on any of the property or assets of Five Delta.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by Five Delta in connection with the execution of this Agreement or the consummation by it of the transactions contemplated hereby, except for such other consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to obtain would not individually or in the aggregate have a Material Adverse Effect.

3.3

Authorized and Issued Capital Stock. Five Delta is authorized, pursuant to its incorporation and or formation documents, to issue twenty million (20,000,000) shares of common stock, $0.001 par value, and two million five hundred thousand (2,500,000) shares of blank check preferred stock, $0.001 par value, all of which have been designated as Series A Preferred Stock (“Five Delta Series A”). As of the date hereof two million (2,000,000) shares of Five Delta's common stock and two hundred sixty thousand (260,000) shares of Five Delta Series A are issued and outstanding, all of which are owned by the Stockholders.  All of the outstanding Five Delta Shares are issued on an uncertificated basis.  The Five Delta Shares have been duly authorized, are duly and validly issued, fully paid, and nonassessable, and are free of any Lien, encumbrance or restrictions on transfer other than restrictions on transfer under this Agreement, and under applicable state and federal securities laws.  There is no outstanding security of any kind convertible into or exchangeable for shares or equity ownership interest in Five Delta other than as set forth on Schedule 3.3 hereto, which such options shall be cancelled by Five Delta prior to the Closing Date.  Suchter and Pierce jointly and severally indemnify and hold Social Reality harmless against any claims made by any third parties claiming ownership of any security of any kind convertible into or exchangeable for shares or equity ownership interest in Five Delta following the Closing Date, and shall satisfy any such claim through a transfer of Social Reality Shares owned by them.

3.4

Subsidiaries. Five Delta owns no subsidiaries, and on the Closing Date, Five Delta shall not own, or be a party to any agreement to own, any securities of any other corporation, or any other entity or business association of whatever kind.

3.5

Undisclosed Liabilities. As of the Closing Date, Five Delta has no debts, Liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the Closing Date, or any transaction, series of transactions, action or inaction occurring on or prior to the Closing Date, or any state of facts or condition existing on or prior to the Closing Date (regardless of when such liability or obligation is asserted) except such debts, Liabilities or obligations that have been disclosed to Social Reality in this Agreement or in the Five Delta Financial Statements.

3.6

Intellectual Property.

3.6.1

The activities of Five Delta (or of any licensee under any license granted by Five Delta) do not infringe or are not likely to infringe on any Intellectual Property Rights of any third party and no claim has been made, has been threatened, or is likely to be made or threatened, against Five Delta or any such licensee in respect of such infringement.

3.6.2

Details of all registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned or used by Five Delta are set out in Schedule 3.6.

3.6.3

Five Delta does not, as of the date hereof, use in its Business any Intellectual Property Rights, other than the Intellectual Property Rights identified on Schedule 3.6, and is under no obligation to pay license fees or royalties for any Intellectual Property Rights other than those identified on said Schedule.

3.7

Personal Property. Five Delta has good and marketable title to, or in the case of leased or licensed personal property, it has valid leasehold or license interests in, all Personal Property, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such Personal Property is subject to any Liens, other than:

3.7.1

Liens that do not materially detract from the value of the Personal Property as now used, or materially interfere with any present or intended use of the Personal Property; or

3.7.2

Liens reflected on the Five Delta Financial Statements.

3.7.3

Each item of Personal Property has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.

3.8

Real Property.

3.8.1

None of the real property is owned by Five Delta. All of the Real Property is leased by Five Delta as leasee or subleasee. Schedule 3.8 sets forth all leases and subleases of the Real Property leased by Five Delta (the "Leases"), true and correct copies of which have been previously provided to Social Reality.

3.8.2

The Leases are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by Five Delta or, to Five Delta's and each Stockholder’s knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by Five Delta or, to Five Delta's and each Stockholder’s knowledge, by any other Person. Five Delta has delivered to Social Reality complete and accurate copies of all Leases, including all amendments and agreements related thereto. All rent and other charges currently due and payable under the Leases have been paid.

3.9

Litigation and Complaints.

3.9.1

Five Delta is not engaged in any litigation or arbitration proceedings, and there are no such proceedings pending or, to the knowledge of Five Delta and each Stockholder, threatened against or by Five Delta. To the best of Five Delta's and each Stockholder’s knowledge, there are no matters or circumstances which are likely to give rise to any litigation or arbitration proceedings by or against Five Delta.

3.9.2

Five Delta is not subject to any investigation, inquiry or enforcement proceedings or processes by any Governmental Entity, and to the best of Five Delta's and each Stockholder’s knowledge, there are no matters or circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

3.10

Employees; Benefits.

3.10.1

There are no outstanding offers (whether accepted or not) of employment made to any Person by Five Delta other than as set forth on Schedule 3.10 hereto.

3.10.2

Five Delta is not party to or bound by any collective bargaining, shop or similar agreements.

3.10.3

Except as set forth on Schedule 3.10 hereto, Five Delta does not have any "employee benefit plans" including, but not limited to, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other employee benefit plans, programs or arrangements, whether written or unwritten, qualified or unqualified, funded or unfunded, currently maintained, or contributed to, or required to be maintained or contributed to, by Five Delta (each of which is referred to as a "Benefit Plan" and all of which are collectively referred to as the "Benefit Plans"), other than the employment contracts, medical, dental, vision, disability, life insurance and or vacation benefits.

3.11

Tax Matters.

3.11.1

Five Delta has filed, all federal Income Tax Returns and all other material Tax Returns that it was required to file since the date of its organization.

3.11.2

To the best of Five Delta's and each Stockholder’s knowledge, Five Delta has paid all Taxes that it was required to pay since the date of its organization.

3.11.3

Five Delta is not currently the beneficiary of any extension of time within which to file any Tax Return.

3.11.4

To the best of Five Delta's and each Stockholder’s knowledge, there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Five Delta.

3.11.5

There is no material dispute or claim concerning any Tax liability of Five Delta either (i) claimed or raised by any Taxation Authority in writing or (ii) as to which Five Delta has knowledge, except for those reflected on the Five Delta Financial Statements or identified in Schedule 3.11 hereof.

3.12

Financial Statements. Schedule 3.12 contains copies of the Five Delta Financial Statements.

3.13

Contracts.  A copy of each of the material contracts, instruments, agreements, or understandings, whether written or oral, to which Five Delta is a party that relates to or affects the assets or operations of Five Delta or to which Five Delta’s assets or operations may be bound or subject (collectively, the “Contracts”), has been provided to Social Reality, a list of which is attached hereto as Schedule 3.13.  Each of the Contracts is a valid and binding obligation of Five Delta and in full force and effect, except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement a material contract shall be any contract or agreement involving consideration in excess of $10,000.  There are no existing defaults by Five Delta thereunder or, to the knowledge of Five Delta or the Stockholders, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect.

3.14

Compliance with Laws. Except as set forth on Schedule 3.14, Five Delta is conducting its business or affairs in material compliance with applicable law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers.  Five Delta has received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

3.15

No Adverse Changes.  Except as set forth on Schedule 3.15, since August 31, 2014, there has not been (a) any material adverse change in the business, prospects, the financial or other condition, or the respective assets or Liabilities of Five Delta as reflected in the Five Delta Financial Statements, (b) any material loss sustained by Five Delta, including, but not limited to any loss on account of theft, fire, flood, explosion, accident or other calamity, whether or not insured, which has materially and adversely interfered, or may materially and adversely interfere, with the operation of Five Delta’s business, or (c) to the knowledge of Five Delta and the Stockholders, any event, condition or state of facts, including, without limitation, the enactment, adoption or promulgation of any law, rule or regulation, the occurrence of which materially and adversely does or would affect the results of operations or the business or financial condition of Five Delta. Five Delta is, and on the Closing Date will be, a preferred marketing developer (PMD) of Facebook, Inc.  Five Delta has not received notice from

Facebook, Inc. that it intends to suspend or discontinue Five Delta’s PMD status, nor has Facebook, Inc., or any of Five Delta’s other partners advised Five Delta, orally or in writing, that any such partner intends to discontinue its current relationship with Five Delta, the occurrence of which would have a Material Adverse Effect on Five Delta, nor, to the knowledge of Five Delta and the Stockholders, is any such notice pending or threatened.

3.16

Insurance.  Five Delta maintains insurance against all risks customarily insured against by companies in its industry.  All such policies are in full force and effect, and Five Delta has not received any notice from any insurance company suspending, revoking, modifying or canceling (or threatening such action) any insurance policy issued to Five Delta.

3.17

Incorporation or Formation Documents; Minute Books.  The copies of the incorporation or formation documents of Five Delta, and all amendments to each are true, correct and complete.  The minute book of Five Delta contain true and complete records of all meetings and consents in lieu of meetings of their Board of Directors (and any committees thereof), or similar governing bodies, since the time of their respective organization.  The stock records of Five Delta are true, correct and complete.

3.18

Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried without the intervention of any Person in such a manner as to give rise to any valid claim by any Person against Five Delta or any Stockholder for a finder’s fee, brokerage commission or similar payment.

4.

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby warrants and represents to Social Reality, as of the date of this Agreement and with the same force and effect on the Closing Date as if then made, as follows:

4.1

Power and Authority. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by each Stockholder prior to or at the Closing, the performance of each Stockholder's obligations hereunder and thereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of each Stockholder, and no other proceedings on the part of the Stockholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by each Stockholder, and, assuming this Agreement has been duly executed by Five Delta and Social Reality, this Agreement constitutes a valid and binding agreement of each Stockholder, enforceable against each Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4.2

Ownership of Five Delta Shares.  The Stockholder is the sole record and beneficial owner of the Five Delta Shares, all of which Five Delta Shares are owned free and clear of all Liens, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.  The Five Delta Shares are held by the Stockholder on an uncertificated basis.  There are no outstanding subscriptions, rights, options, warrants or other agreements obligating the Stockholder to sell or transfer to any third person any of the Five Delta Shares owned by the Stockholder, or any interest therein.  The Stockholder has full power and authority to exchange, transfer and deliver to Social Reality the Five Delta Shares.

4.3

Consents and Approvals. The execution and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) conflict with or violate any statute, ordinance, rule, regulation, judgment, order, writ, injunction, decree or law applicable to the Stockholder, or (b) by which either the Stockholder or his properties or assets may be bound or affected, or result in a violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, any contract, agreement or arrangement to which the Stockholder is a party, or the creation of Liens on any of the properties or assets of the Stockholder. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by the Stockholder in connection with the execution of this Agreement by the Stockholder or the consummation by him of the transactions contemplated hereby, except for such other consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to obtain would not individually or in the aggregate have a Material Adverse Effect.

4.4

Investment Representations.

4.4.1 Each Stockholder is acquiring the Social Reality Shares for his own account with the present intention of holding such securities for purposes of investment, and that they each have no intention of distributing such Social Reality Shares or selling, transferring or otherwise disposing of such Social Reality Shares in a public distribution, in any of such instances, in violation of the federal securities laws of the United States of America.

4.4.2 The Stockholder understands that (a) the Social Reality Shares are "restricted securities," as defined in Rule 144; (b) such Social Reality Shares have not been registered under the Securities Act, and are being or will be issued in reliance on exemptions for private offerings contained in Section 4(a)(2) of the Securities Act; (c) the Social Reality Shares may not be distributed, re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act; and (d) until such time as the Social Reality Shares become eligible for sale by it, either pursuant to the registration of such shares under the Securities Act, or pursuant to a valid exemption from such registration, the certificates evidencing the Social Reality Shares shall contain the following legends:

"The shares of common stock evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). Such shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of unless they have been so registered or the issuer of such shares shall have received an opinion of counsel satisfactory to it to the effect that registration thereof for purposes of transfer is not required under the Act or the securities laws of any state."

"THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK UP AGREEMENT DATED DECEMBER 19, 2014, BETWEEN THE ISSUER AND THE STOCKHOLDER LISTED ON THE FACE HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK UP AGREEMENT."

4.4.3

Each Stockholder is fully aware of the restrictions on sale, transferability and assignment of the Social Reality Shares, and that they must bear the economic risk of retaining ownership of such securities for an indefinite period of time. Each Stockholder is aware that (a) the Social Reality Shares will not be registered under the Securities Act; and (b) because the issuance of the Social Reality Shares has not been registered under the Securities Act, an investment in the Social Reality Shares cannot be readily liquidated if the Stockholders desire to do so, but rather may be required to be held indefinitely.

4.5

Information on Stockholders.  Each Stockholder is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act, or is otherwise experienced in investments and business matters, has made investments of a speculative nature and has such knowledge and experience in financial, tax and other business matters as to enable him to evaluate the merits and risks of, and to make an informed investment decision with respect to, this Agreement.  Each Stockholder understands that his acquisition of the Social Reality Shares is a speculative investment, and each Stockholder represents that he is able to bear the risk of such investment for an indefinite period, and can afford a complete loss thereof.

4.6

Access to Counsel.  Each Stockholder acknowledges that, in executing this Agreement, he has had the opportunity to seek the advice of independent legal and/or tax counsel, and has read and understood all of the terms and provisions of this Agreement.

5.

REPRESENTATIONS AND WARRANTIES OF SOCIAL REALITY

Social Reality hereby warrants and represents to the Stockholders, as of the date of this Agreement and with the same force and effect on the Closing Date as if then made, as follows:

5.1

Power and Authority of Social Reality. Social Reality is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. Social Reality is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed. Social Reality has all requisite corporate power and authority to execute and deliver this Agreement and each instrument to be executed and delivered by Social Reality in connection with the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by Social Reality prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation by Social Reality of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Social Reality, and no other corporate proceedings on the part of Social Reality are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed by Social Reality, and, assuming this Agreement is duly executed by the Stockholders and Five Delta, this Agreement constitutes a valid and binding agreement of Social Reality, enforceable against Social Reality in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

5.2

Consents and Approvals. The execution and performance of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) conflict with or violate the Certificate of Incorporation or Bylaws of Social Reality, (b) conflict with or violate any statute, ordinance, rule, regulation, judgment, order, writ, injunction, decree or law applicable to Social Reality, or by which Social Reality or its properties or assets may be bound or affected, or (c) result in a violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, any contract, agreement or arrangement to which Social Reality is a party, or the creation of Liens on any of the property or assets of Social Reality, other than the outstanding warrants and options previously disclosed in the Social Reality Reports. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Social Reality in connection with the execution of this Agreement by Social Reality or the consummation by it of the transactions contemplated hereby, except for consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to obtain would not individually or in the aggregate have a Material Adverse Effect.

5.3

Litigation; Complaints; Government Inquiries.

5.3.1

Social Reality is not engaged in any litigation or arbitration proceedings, except as identified in the Social Reality Reports (as hereinafter defined), and there are no other such proceedings pending or, to the knowledge of Social Reality, threatened against or by Social Reality. To the best of Social Reality's knowledge, there are no matters or circumstances which are likely to give rise to any additional litigation or arbitration proceedings by or against Social Reality.

5.3.2

Social Reality is not subject to any investigation, inquiry, unresolved SEC comments or enforcement proceedings or processes by any Governmental Entity, and to the best of Social Reality's knowledge, there are no matters or circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

5.4

Financial Statements. The balance sheet of Social Reality at December 31, 2013 and the related statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, including the notes thereto, as audited by RBSM LLP, certified public accountants and the unaudited balance sheet of the Social Reality at September 30, 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the six month period then ended prepared by the Social Reality’s management (collectively, the “Social Reality Financial Statements”) are contained in the Social Reality Reports.

5.5

Compliance with Laws. Except as set forth in the Social Reality Reports, Social Reality is conducting its business or affairs in material compliance with applicable law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers.  Social Reality has received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

5.6

No Adverse Changes.  Since September 30, 2014, there has not been (a) any material adverse change in the business, prospects, the financial or other condition, or the respective assets or Liabilities of Social Reality as reflected in the Social Reality Financial Statements, (b) any material loss sustained by Social Reality, including, but not limited to any loss on account of theft, fire, flood, explosion, accident or other calamity, whether or not insured, which has materially and adversely interfered, or may materially and adversely interfere, with the operation of Social Reality’s business, or (c) to the knowledge of Social Reality, any event, condition or state of facts, including, without limitation, the enactment, adoption or promulgation of any law, rule or regulation, the occurrence of which materially and adversely does or would affect the results of operations or the business or financial condition of Social Reality.

5.7

Exchange Act Reports.  Social Reality has filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it pursuant to Section 13 or 15 of the Exchange Act (as such documents have been amended since the time of their filing, collectively, the "Social Reality Reports"). As of their respective dates or, if amended, as of the date of the last such amendment, the Social Reality Reports, including, without limitation, any financial statements or schedules included therein, to the best of Social Reality's knowledge, complied in all material respects with the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such Social Reality Reports, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.8

Trading.  The Social Reality Common Stock is currently quoted on the OTCQB Tier of the OTC Markets and Social Reality has received no notice that its Common Stock is subject to being discontinued from quotation thereon.

6.

COVENANTS; ADDITIONAL AGREEMENTS

6.1

Affirmative Covenants.  Prior to the Closing Date or the earlier termination of this Agreement, pursuant to Section 8 hereof, unless otherwise specifically provided in this Agreement or consented to in writing by Social Reality, the Stockholders and Five Delta, Social Reality and Five Delta each shall: (i) operate its Business and conduct its affairs only in the usual and ordinary course consistent with past practices, and in such manner as shall be consistent with all representations and warranties of Social Reality and Five Delta so that the same remain true and accurate as of the Closing Date; (ii) preserve substantially intact its business organization, maintain its rights and franchises, use its reasonable efforts to retain the services of its officers and key employees and maintain its relationships with its customers and suppliers.

6.2

Negative Covenants of Five Delta.  Except as specifically provided in this Agreement or otherwise consented to in writing by Social Reality (which consent shall not be unreasonably withheld) from the date of this Agreement until the Closing Date, or until the earlier termination of this Agreement, Five Delta shall not do any of the following:

(a)

(i) increase the compensation payable or to become payable to any director of officer; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee; or (iii) establish, adopt, enter into, or amend, any Benefit Plan except as may be required by applicable Law except in any case for customary bonus or increases in the ordinary course of business or as required by  contract;

(b)

declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

(c)

(i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities.

(d)

acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person;

(e)

sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets, except for dispositions of assets in the ordinary course of business and consistent with past practice;

(f)

initiate, solicit, encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any competing transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquires or otherwise with respect to a competing transaction, or agree to or endorse any competing transaction, or authorize or permit any of the officers, directors or employees of Five Delta or any investment banker, financial advisor, attorney, accountant or other representative retained by Five Delta to take any such action;

(g)

propose or adopt any amendments to its Amended and Restated Certificate of Incorporation or Bylaws;

(h)

incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice;

(i)

(i) change any of its methods of accounting in effect at August 31, 2014 (ii) make or rescind any express or deemed election relating to taxes, or (iii) change any of its methods of reporting income or deductions for federal Income Tax purposes from those employed in the preparation of the federal Income Tax Returns for the taxable year ended December 31, 2013, except, in the case of clause (i) or (ii) as may be required by Law or generally accepted accounting principles;

(j)

agree in writing or otherwise to do any of the foregoing.

6.3

Access and Information.  Social Reality and Five Delta shall:  (i) provide to each party and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the other party and to the books and records thereof; (ii) furnish promptly to the other party and their representatives such information concerning the business, properties, contracts, records and personnel of the other party (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by such party; each party shall keep such information confidential in accordance with the terms of Section 6.4.

6.4

Confidential Information. In connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, each party hereto will have access to data and confidential information relating to the other party.  Each party hereto shall treat such data and information as confidential, preserve the confidentiality thereof and not duplicate or use such data or information, except in connection with the transactions contemplated hereby, and in the event of the termination of this Agreement for any reason whatsoever, each party hereto shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use reasonable efforts, including instructing its employees who have had access to such information, to keep confidential and not to use any such data or information; provided, however, that such obligations shall not apply to any data and information (i) which at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the receiving party, (iii) which the receiving party knew or to which the receiving party had access prior to disclosure by the disclosing party, (iv) which is required by law, regulation or exchange rule, or in connection with legal process, to be disclosed, (v) which is disclosed by a receiving party to its attorneys or accountants, who shall respect the above restrictions, or (vi) which is obtained in connection with any Tax matters and is disclosed in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

6.5

Additional Covenants of Social Reality, Five Delta and the Stockholders.  Until the Closing Date or earlier termination of this Agreement, Social Reality, Five Delta and the Stockholders shall not take or agree in writing or otherwise take any action which would make any of the representations or warranties of Social Reality or Five Delta or the Stockholders contained in this Agreement untrue or incorrect or prevent Social Reality or Five Delta or the Stockholders from performing or causing or cause Social Reality, Five Delta and the Stockholders not to perform their covenants hereunder.

7.

CLOSING CONDITIONS

7.1

Conditions to the Obligations of the Stockholders Close. The obligation of the Stockholders to consummate the transactions contemplated hereby at the Closing is subject to the fulfillment to the satisfaction of the Stockholders, or the waiver by the Stockholders, at or prior to the Closing of each of the following conditions:

7.1.1

Each of the representations and warranties of Social Reality contained in Article 5 shall be true, correct and complete on and as of the Closing Date as though then made.

7.1.2

That the parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing.

7.1.3

No material adverse change shall have occurred in the financial, business or trading conditions of Social Reality from the date hereof up to and including the Closing Date.

7.2

Conditions to Social Reality's Obligation to Close. The obligation of Social Reality to consummate the transactions contemplated hereby at the Closing is subject to the fulfillment to the satisfaction of Social Reality, or the waiver by Social Reality, at or prior to the Closing, of each of the following conditions:

7.2.1

Each of the representations and warranties of Five Delta contained in Article 3, and each of the representations and warranties of the Stockholders contained in Article 4 shall be true, correct and complete on and as of the Closing Date as though then made.

7.2.2

That the parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing.

7.2.3

No material adverse change shall have occurred in the financial or business conditions of Five Delta from the date hereof up to and including the Closing Date.

7.2.4

All third party and other consents required for the Exchange shall have been obtained.

7.2.5

No action, suit or proceeding shall have been instituted or, to the knowledge of Five Delta or the Stockholders, be pending or threatened before any court or other governmental body by any public agency or governmental authority seeking to restrain, enjoin or prohibit the Exchange or to seek damages or other relief in connection therewith against the Stockholders or Five Delta.

7.2.6

Social Reality’s independent registered public accounting firm shall have determined, in its sole discretion, that such audited financial statements of Five Delta as are deemed necessary to comply with Social Reality’s disclosure obligations under the rules and regulations of the Commission can be prepared within the scope and timeframe prescribed therein.

7.2.7

The Amended Stockholders Agreement by and between Five Delta and the Stockholders dated November 8, 2012 shall have been terminated.

7.2.8

Social Reality and Suchter shall have entered into an Employment Agreement in the form substantially attached hereto as Exhibit 7.2.8.

7.2.9

Social Reality and each of the Five Delta Stockholders shall have entered into lockup and leak out agreements in the form substantially attached hereto as Exhibit 7.2.9.

7.2.10

Suchter and James Willenborg shall have executed agreements relative to the cancellation of options to purchase an aggregate of 550,000 shares of Five Delta's common stock as more fully described on Schedule 3.3 hereto

7.2.11

Five Delta shall have delivered documents or other evidence satisfactory to Social Reality in its sole discretion that all liabilities of Five Delta shall have been satisfied and its cash balance on the date immediately preceding the Closing Date shall be zero.

8.

TERMINATION

8.1

Termination.  This Agreement may be terminated at any time prior to or, at Closing, by:

(a)

The mutual agreement of the Parties;

(b)

Any Party if:

(i)

Any provision of this Agreement applicable to a Party shall be materially untrue or fail to be accomplished;

(ii)

Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement; or

(iii)

by December 31, 2014, the Closing conditions are not satisfied.

8.2

Effect of Termination.  In the event of termination of this Agreement pursuant to Section 8.2, this Agreement shall become void, there shall be no liability under this Agreement on the part of Social Reality, the Stockholders or Five Delta or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, other than as specifically set forth to the contrary herein.

9.

RIGHT OF FIRST REFUSAL.

9.1

Right of First Refusal.  If any Stockholder shall receive or negotiate a Bona Fide Offer to sell, transfer, or otherwise purchase (a “Transfer”) any or all of the Social Reality Shares received by the Stockholder in the Exchange within four (4) years from the Closing, and is willing to accept such Bona Fide Offer, such Stockholder (the “Offering Stockholder”) shall promptly send a BFO Notice (as hereinafter defined) to Social Reality offering to sell his Social Reality Shares to Social Reality at the same price and upon the same terms and conditions as are contained in the Bona Fide Offer.  Social Reality shall then have such rights and privileges for the prescribed time periods as are set forth herein.  For the purposes of this Agreement, Bona Fide Offer” shall mean an offer in writing, signed by an offeror or offerors.

9.2

BFO Notice; Procedure to be Followed.

9.2.1

When notice is sent to Social Reality by the Offering Stockholder with respect to a Bona Fide Offer (by a method provided for herein), such notice (“BFO Notice”) shall contain a true and complete copy of the Bona Fide Offer setting forth the price and all terms and conditions of the proposed Transfer, with the name(s) and address(es) of the offeror(s).  Any purported notice, which does not contain all such requisite information, shall not be considered a BFO Notice for the purposes of this Agreement.

9.2.2

Upon the receipt of a BFO Notice Social Reality shall have the right but not the obligation, at its sole option, to purchase any or all of the Social Reality Shares so offered.  Social Reality shall provide written notice (the “Company Notice”) to the Offering Stockholder of its acceptance or decline of the BFO Notice prior to the expiration of ten (10) business days from the receipt of the BFO Notice;

9.2.3

if Social Reality does not elect, within the prescribed time period, to purchase all or any portion of the Social Reality Shares covered by the Bona Fide Offer (the “Transfer Shares”), the Offering Shareholder shall have the right to accept the Bona Fide Offer, subject to the provisions and restrictions of this Agreement, in strict accordance with the terms of the Bona Fide Offer and only if the sale is fully consummated within sixty (60) days after the original mailing of the BFO Notice.  If such sale is not fully consummated within sixty (60) days after the original delivery of the BFO Notice to Social Reality, the provisions herein as to the subject hereof must again be complied with by the Offering Shareholder.

9.3

Closing.  The closing of the purchase of Transfer Stock by Social Reality shall take place not later than forty-five (45) days after delivery of the Company Notice should such notice specify the election by Social Reality to purchase the Transfer Stock.  At such closing, Social Reality shall deliver payment in full for the Transfer Stock to be so purchased and the Offering Stockholder shall tender the stock certificate representing the Transfer Shares so purchased, together with a stock power executed in blank and with a Medallion guarantee and such other documents as Social Reality shall reasonably request to facilitate such transaction.

9.4

Transfer Void; Equitable Relief.  Any proposed Transfer of the Social Reality Shares not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of Social Reality its transfer agent and shall not be recognized by Social Reality.  The Stockholder hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to Social Reality for which monetary damages alone could not adequately compensate.  Therefore, the Stockholder unconditionally and irrevocably agrees that Social Reality shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Social Reality Shares not made in strict compliance with this Agreement).

9.5

Exempted Transfers.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 9 shall not apply to (i) a pledge of Social Reality Shares by a Stockholder that creates a mere security interest in the pledged shares, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Stockholder making such pledge, or (ii) upon a transfer of Social Reality Shares by such Stockholder made for bona fide estate planning purposes, either during his lifetime or on death by will or intestacy to his spouse, child (natural or adopted), or any other direct lineal descendant of such Stockholder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by consent of the Board of Directors of Social Reality, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Stockholder or any such family members; provided that the Stockholder shall deliver prior written notice to Social Reality of such pledge, gift or transfer and such Social Reality Shares shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Stockholder (but only with respect to the securities so transferred to the transferee), including the obligations of a Stockholder with respect to this Section 9.

9.6

Prohibited Transferees.  Notwithstanding the foregoing, no Stockholder shall Transfer any Social Reality Shares to (a) any entity which, in the determination of Social Reality’s Board of Directors, directly or indirectly competes with Social Reality, or (b) any customer, distributor or supplier of Social Reality, if Social Reality’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place Social Reality at a competitive disadvantage with respect to such customer, distributor or supplier.

10.

NONCOMPETITION; NON-SOLICITATION.

10.1

In consideration of the transactions contemplated by this Agreement, and in order to protect and preserve the legitimate business interests of Social Reality, Suchter agrees as follows:

10.1.1

Commencing on the Closing Date and ending on the four (4) year anniversary of the Termination Date (the “Restricted Period”), Suchter shall not, anywhere in the United States, directly or indirectly, engage in any Competitive Activities (as defined below).  Suchter shall be deemed to be engaged in Competitive Activities if he serves as a stockholder, officer, director, member, manager, trustee or partner of, or consults with, advises or assists in any way, whether or not for consideration, any Person that engages in any Competitive Activities (a “Competitor”); provided, however, that in the event Mr. Suchter’s employment is terminated by the Company Without Cause (as defined in the Employment Agreement), the Restricted Period shall end on the sixtieth (60th) day following such date of termination of his employment.  In the event a court of competent jurisdiction determines that the provisions of this Section 10.1 are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this Section 10.1 shall be construed so that the remaining provisions of this Section 10.1 shall not be affected, but shall remain in full force and effect, and any such overbroad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.  The term “Competitive Activities” as used herein shall mean any activity that is directly competitive with the Business; provided, however, the term “Competitive Activities” shall not include, the ownership of securities of entities which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed five percent (5%) of the outstanding shares of any such entity or the ownership of the securities of the Persons set forth on Schedule 10.1 or any Person engaged in the Business or a business substantially the same as such Persons set forth on Schedule 10.1.

10.1.2

During the Restricted Period, (i) Suchter or any Affiliate of Suchter shall not, directly or indirectly, solicit or assist any third party in soliciting any Person who is, during the Restricted Period, a client or customer of the Business for purpose of reducing the level of business that such Person transacts with the Business, and (ii) Suchter or any Affiliate of Suchter shall not, directly or indirectly, solicit for employment or hire any persons who on the Termination Date are employees of Social Reality, unless such employee’s employment has been terminated by Social Reality other than for cause; provided, however, that this Agreement shall in no way restrict Suchter or any Affiliate of Suchter from hiring any person who first contacts Suchter or such Affiliate in response to a general advertisement for employment to the public in a newspaper of general circulation, on recruitment or similar website or by other similar means.

10.2

Social Reality and Suchter agree that the provisions and restrictions contained in this Section 10 are necessary to protect the legitimate continuing interests of Social Reality, and that any violation or breach of these provisions will result in irreparable injury to Social Reality for which monetary damages or any other remedy at law may be inadequate and that, in addition to any relief at law which may be available to Social Reality for such violation or breach and regardless of any other provision contained in this Agreement, Social Reality may be entitled to seek temporary and permanent injunctive relief (without the necessity of having to prove actual damages therefrom) and such other equitable relief as a court may grant.

11.

NOTICES

All notices and other communications hereunder shall be in writing and shall be deemed given if sent by e-mail transmission (if receipt is electronically confirmed), or by a prepaid overnight courier service (if receipt is confirmed in writing) addressed to the Social Reality, Five Delta and the Escrow Agent to the addresses set forth earlier in this Agreement, and to the Stockholders to the address set forth on Exhibit A (or at such other address for a party as shall be specified by like notice).

12.

MISCELLANEOUS

12.1

Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. All prior negotiations and agreements between the parties hereto with respect to the transactions provided for herein are superseded by this Agreement.

12.2

Waiver.  No waiver of any of the provisions of this Agreement shall be effective against any party to this Agreement unless reduced in writing and duly signed by such party. The waiver by any party of any right hereunder or of any breach of any of the terms hereof or defaults hereunder shall not be deemed a waiver of any other rights or any subsequent breach or default, whether of the same or of a similar nature, and shall not in any way affect the terms hereof except to the extent of such waiver.

12.3

Amendment.  This Agreement can not be amended or modified unless made in writing and duly signed by or on behalf of the Stockholders, Five Delta and Social Reality.

12.4

Construction.  Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law and in such a way as to, as closely as possible, achieve the intended economic effect of such provision and this Agreement as a whole, but if any provision contained herein is, for any reason, held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or any other provisions hereof, unless such a construction would be unreasonable.

12.5

Assignment.  This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees.

12.6

Costs and Expenses.  Each party shall pay its own and its advisers' fees and expenses (including financial and legal advisors) incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated herein.

12.7

Non-Impairment of Rights.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

12.8

Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart, or facsimile of a counterpart, of the Agreement signed by the other party or parties hereto. Delivery of an executed copy of this Agreement by facsimile transmission shall have the same effect as delivery of an originally executed copy of this Agreement, whether an originally executed copy shall be delivered subsequent thereto.

12.9

Governing Law.  This Agreement shall be governed and construed under and in accordance with the laws of the State of Delaware.  Each of the Parties hereto expressly and irrevocably (1) agree that any legal suit, action or proceeding arising out of or relating to this Agreement will be instituted exclusively in either the California State Supreme Court, County of Los Angeles, or in the United States District Court for the Central District of California, (2) waive any objection they may have now or hereafter to the venue of any such suit, action or proceeding, and (3) consent to the in personam jurisdiction of either the California State Supreme Court, County of Los Angeles, or the United States District Court for the Central District of California in any such suit, action or proceeding.  Each of the Parties hereto further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in either the California State Supreme Court, County of Los Angeles, or in the United States District Court for the Central District of California and agree that service of process upon it mailed by certified mail to its address will be deemed in every respect effective service of process upon it, in any such suit, action or proceeding.  THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.  THE PARTY PREVAILING THEREIN SHALL BE ENTITLED TO

PAYMENT FROM THE OTHER PARTY HERETO OF ALL OF ITS REASONABLE COUNSEL FEES AND DISBURSEMENTS.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Social Reality, Inc.

By: /s/ Christopher Miglino

Christopher Miglino, Chief Executive Officer

Five Delta, Inc.

By: /s/ Dustin Suchter

Dustin Suchter, Chief Executive Officer

Stockholders:

Willenborg Family Partnership

By:  /s/ James Willenborg

James Willenborg, Manager

/s/ Frederick R. Krueger

Frederick R. Krueger

/s/ Brock Pierce

Brock Pierce

Kortschak Investments LP

By:  /s/ Walter Kortschak

Walter Kortschak, Managing Partner

/s/ Ben Nunemaker

Ben Nunemaker

Universal Curve LLC

By:  /s/ Dustin Suchter

Dustin Suchter, President

Pearlman Schneider LLP

By: /s/ James M. Schneider

James M. Schneider

Exhibit A

Five Delta Stockholder	No. of Five Delta Shares to be Tendered		No. of Social Realty Shares to be Issued		Escrow Shares to be Released upon Satisfaction of Gross Profit Post- Closing Condition	Escrow Shares to be Released upon Satisfaction of PMD Post- Closing Condition
	Common Stock	Series A Preferred	Closing Shares	Total Escrow Shares
Willenborg Family Partnership 2410 Baker Street San Francisco, CA 94123 Taxpayer ID#: _______	0	100,000	115,385	0	0	0
Kortschak Investments LP 2061 Avy Avenue First Floor Menlo Park, CA 94025 Taxpayer ID#: _______	0	100,000	115,385	0	0	0
Frederick R. Krueger 3100 Donald Douglas Loop, Hangar 7 Santa Monica, CA 90405 Taxpayer ID#: _______	1,000,000	50,000	57,692	0	0	0
Ben Nunemaker 1308 Ocean Park Blvd., Apt 3 Santa Monica, CA 90405 Taxpayer ID#: ________	0	5,000	5,769	0	0	0
Universal Curve LLC 1031 Monte Verde Drive Arcadia, CA 91007 Taxpayer ID#: ______	0	5,000	5,769	200,000	100,000	100,000
Brock Pierce 666 71st Street Miami Beach, FL 33141 Taxpayer ID#: _________	1,000,000	0	0	100,000	50,000	50,000
Total	2,000,000	260,000	300,000	300,000	150,000	150,000